Exhibit 5.2

Simpson Thacher & Bartlett
ICBC TOWER, 35TH FLOOR 3 GARDEN ROAD, CENTRAL HONG KONG ________________
TELEPHONE: +852-2514-7600 FACSIMILE: +852-2869-7694
Direct Dial Number (852) 2514-7620	E-mail Address ygao@stblaw.com

April 29, 2021

Canaan Inc.

1-2/F, QianFang Science Building C

Building No. 27, Zhongguancun Software Park (Phase I)

No. 8 Dongbeiwang West Road

Haidian District, Beijing, 100193

People’s Republic of China

Ladies and Gentlemen:

We have acted as counsel to Canaan Inc., an exempted company with limited liability under the law of the Cayman Islands (the “Company”) in connection with the Registration Statement on Form F-3 (File No. 333-255470) (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the issuance of warrants (the “Warrants”) to purchase American Depositary Shares (the “ADSs”), each representing 15 Class A ordinary shares, par value US$0.00000005 per Share, of the Company (“Shares”). The Warrants may be issued and sold or delivered from time to time for an aggregate initial offering price not to exceed U.S.$500,000,000.

The Warrants will be issued pursuant to one or more Securities Purchase Agreements (each, a “Warrant Agreement”) between the Company and a purchaser named therein.

We have examined the Registration Statement; the form of Warrant Agreement; and the form of Warrant, which has been filed as Exhibit 4.1 to the report on Form 6-K of the Company filed with the Commission in connection with the offer and sale of the Warrants by the Company. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that, at the time of execution, authentication, issuance and delivery of the Warrants, the Warrant Agreement will be the valid and legally binding obligation of each party thereto other than the Company.

In rendering the opinions set forth below, we have assumed further that, at the time of execution, authentication, issuance and delivery, as applicable, of the Warrant Agreement and Warrants, (1) the Company will be validly existing and in good standing under the law of the jurisdiction in which it is organized and the Warrant Agreement will have been duly authorized, executed and delivered by the Company in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, delivery, issuance and performance, as applicable, by the Company of the Warrant Agreement and such Warrants will not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York, assuming there shall not have been any change in such law affecting the validity or enforceability of the Warrant Agreement and the Warrants) and (3) the execution, delivery, issuance and performance, as applicable, by the Company of the Warrant Agreement and the Warrants (a) will not constitute a breach or default under any agreement or instrument which is binding upon the Company or and (b) will comply with all applicable regulatory requirements.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that assuming (a) the taking of all necessary corporate action by the Board of Directors of the Company to authorize and approve the issuance and terms of any Warrants and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company and (b) the due execution, countersignature, issuance and delivery of such Warrants, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board of Directors of the Company and otherwise in accordance with the provisions of such agreement and the applicable definitive Warrant Agreement, such Warrants will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

In connection with the provisions of the Warrant Agreement whereby the parties submit to the jurisdiction of the courts of the United States of America for the Southern District of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Warrant Agreement that relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the Cayman Islands, we have relied, without any independent investigation, upon the opinions of Maples and Calder (Hong Kong) LLP dated the date hereof and our opinions are subject to the qualifications, assumptions, limitations and exceptions set forth therein.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT

SIMPSON THACHER & BARTLETT